EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-198233) of Westlake Chemical Partners LP of our report dated March 8, 2016 relating to the financial statements, financial statement schedule, and the effectiveness of internal controls over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 8, 2016